	Underwriter from	Name of	Other	Aggregate principal	Aggregate principal	Purchase	Date offering	Offering price	Commission,
Cusip	whom purchased	affiliated underwriter	syndicate members	amount of purchase	amount of offering	price	commenced	at close	spread or profit
78108AAD6	Deutsche Bank	SunTrust Robinson Humphrey	Deutsche Bank Securities Inc	$ 13,000,000	$ 650,000,000	$ 100.000	1/13/2011	$ 102.375	2.00%
			Bank of America
			Merrill Lynch
			Barclays Capital
			Goldman Sachs & Co
			JP Morgan Securities
			Wells Fargo Securities LLC